Exhibit 99(n)

GUIDESTONE FUNDS

AMENDED AND RESTATED MULTIPLE CLASS PLAN

PURSUANT TO RULE 18F-3

SECTION 1. INTRODUCTION

This Amended and Restated Multiple Class Plan (this “18f-3 Plan”) has been adopted by a majority of the Board of Trustees (the “Trustees”) of GuideStone Funds (the “Trust”), including a majority of the Trustees who are not “interested persons” (as that term is defined in the Investment Company Act of 1940, as amended (the “1940 Act”)) (“Independent Trustees), pursuant to Rule 18f-3 under the 1940 Act, with respect to each series of the Trust listed on Schedule A attached hereto (each, a “Fund” and together, the “Funds”).

This Plan designates two classes, Institutional Class and Investor Class (each, a “Class” and together, the “Classes”). In accordance with Rule 18f-3 under the 1940 Act, this Plan sets forth the differences between the Classes with respect to shareholder services, distribution arrangements, expense allocations and any related conversion features or exchange privileges.

The Trustees, including a majority of the Independent Trustees, have determined that this Plan, including the allocation of expenses, is in the best interests of the Trust as a whole, each Fund and each Class of shares offered by a Fund.

SECTION 2. ELEMENTS OF THE PLAN

A. Definitions. The following definitions shall apply herein:

“Serviced Participant Directed Plan” refers to a Participant Directed Plan for which record keeping and other administrative services are provided by: (a) GuideStone Financial Resources of the Southern Baptist Convention (“GuideStone Financial Resources”) or its subsidiaries (a “GuideStone Service Plan”); or (b) a third-party service provider that receives shareholder service fees from the Funds or from GuideStone Financial Resources (an “Outside Service Plan”).

“Participant Directed Plan” refers to an employee benefit plan which allows participants to direct their own investments. Participant Directed Plans do not include custodial accounts for ministers and employees of tax-exempt organizations and public schools as described in section 403(b)(7) of the Code provided or made available by GuideStone Financial Resources or IRAs.

“Eligibility Schedule Assets” refers to assets taken into account for purposes of the Eligibility Schedule and includes both assets of the Participant Directed Plan and other retirement plan assets of the organization sponsoring the Participant Directed Plan invested in the Trust and/or serviced by GuideStone Financial Resources or its subsidiaries as record-keeper (but shall not include assets of any third-party organization serving as Participant Directed Plan sponsor). Eligibility Schedule Assets shall also include such plan assets of organizations related to the organization sponsoring the Participant Directed Plan that share a central administrative unit with the organization sponsoring the Participant Directed Plan.

B. Class Designation. Each Fund shall have one or more Classes, as may from time to time be created by the Board of Trustees of the Trust acting in accordance with the Trust Instrument, and as set forth on Schedule A attached hereto.

C. Eligibility. GuideStone Financial Resources may invest for its own account, including reserves and endowment, in any class of the Funds.

Investor Class Shares: Investor Class shares of the Funds require an initial investment and minimum account balance of $1,000 per Fund.

Institutional Class Shares: Institutional Class shares of the Funds require an initial investment and minimum account balance of $1,000,000 invested in all Funds in the aggregate for investors other than GuideStone Service Plans. If a shareholder invests in the Funds through a Participant Directed Plan, the initial investment and minimum account balance requirements may be lower than those described above, if any. GuideStone Service Plans are subject to the higher initial investment and minimum account balance requirements noted below under “GuideStone Service Plan Eligibility.” The Adviser, at its discretion, may permit a smaller initial investment or minimum account balance. Investors holding Institutional Class shares prior to May 1, 2014, will continue to be eligible to purchase and hold Institutional Class shares irrespective of the current size of their account balance.

Only corporations, charitable and other institutional investors, which are not individuals or Participant Directed Plans, may invest in the Investor Class shares of the Flexible Income Fund.

GuideStone Service Plan Eligibility: GuideStone Service Plans may purchase Investor Class shares of any Fund. In addition, they may purchase and continue to hold Institutional Class shares as follows:

Eligibility Schedule Assets	Target Date Funds	Asset Allocation Funds	Select Funds
Less than $80 million	Investor	Investor	Investor
$80 – $250 million	Investor	Institutional	Investor
Over $250 million	Investor	Institutional	Institutional

D. Minimum Account Balance.

Investor Class Shares: The Funds reserve the right to close a shareholder’s account and redeem the account’s shares if the value of the account falls below $1,000, unless the reduction in value is due solely to market depreciation. The $1,000 minimum applies separately to each Fund that a shareholder owns. The Funds may close a shareholder’s account and send the shareholder a check for the redemption proceeds if the shareholder does not bring the account up to the minimum within 30 days after mailing a written notice. Alternatively, if a shareholder has accounts in multiple Funds below $1,000, which combined equal or exceed $1,000, the Funds may transfer those proceeds into a single account in the Trust’s Money Market Fund if the shareholder does not bring the accounts not meeting the minimum requirement up to the minimum within 30 days after mailing the shareholder a written notice.

Institutional Class Shares: The Funds reserve the right to automatically convert the Institutional Class shares in a shareholder’s account to Investor Class shares, or close a shareholder’s account and redeem the shares, if the value of the accounts, in the aggregate, falls below $1,000,000 and the shareholder is an investor other than a GuideStone Service Plan or an investor who held Institutional Class Shares prior to May 1, 2014, unless the reduction in value is due solely to market depreciation. The Funds reserve the same rights if the value of the account of a GuideStone Service Plan falls below the eligibility schedule minimums for GuideStone Service Plans. The Funds will notify a shareholder and allow the shareholder at least 30 days to bring the aggregate account value up to the applicable minimum before converting the shares or closing the shareholder’s account. If a shareholder’s shares are converted to Investor Class shares, the conversion will be effected on the basis of relative net asset value of the share classes and will have no effect on the value of the shareholder’s investment in Institutional Class shares of the Funds at the time of conversion. However, the number of shares the shareholder owns after the conversion may be greater or lower than the number of shares the shareholder owned before the conversion, depending on the net asset value of the respective share classes. The conversion will be effected without the imposition of any sales load, fee or other charge.

E. Shareholder Service Plan Arrangement. Investor Class shares of each Fund shall be subject to a Shareholder Service Plan. The Shareholder Service Plan allows the Investor Class of each Fund to spend annually up to 0.25% of its average daily net assets attributable to such Class of its shares for servicing shareholder accounts of this Class of the Funds.Target Date

Such administrative and shareholder services may include, and are not limited to: (a) establishing and maintaining accounts and records; (b) answering shareholder inquiries regarding the manner in which purchases, exchanges and redemptions of shares of such Class of a Fund may be affected and other matters pertaining to services of such Class; (c) providing necessary personnel and facilities to establish and maintain shareholder accounts and records; (d) assisting shareholders in arranging for processing of purchase, exchange and redemption transactions; (e) guaranteeing shareholder signatures in connection with redemption orders and transfers and changes in shareholder-designated accounts; (f) integrating periodic statements with other shareholder transactions; and (g) providing such other related services as the shareholder may request.

F. Distribution Plan Arrangements. Institutional Class and Investor Class shares shall not be subject to a Distribution Plan under Rule 12b-1 under the 1940 Act.

G. Expense Allocation. All expenses of each Fund shall be allocated among its Institutional Class and its Investor Class, provided that all expenses of each Fund that does not have an Institutional Class shall be allocated to its Investor Class. Expenses shall be allocated on the basis of the net asset value of the Fund attributable to shares of such Class relative to the net asset value of the Fund as a whole, except that (i) the fees and expenses incurred by a Fund under the Shareholder Service Plan for its Investor Class shares shall be allocated to the Investor Class; and (ii) the following types of expenses specific to each Class shall be allocated to such Class:

i. transfer agency and other recordkeeping costs;

ii. U.S. Securities and Exchange Commission and blue sky registration or qualification fees;

iii. printing and postage expenses related to printing and distributing materials such as shareholder reports, prospectuses and proxies to current shareholders of a particular Class or to regulatory authorities with respect to such Class;

iv. audit or accounting fees or expenses relating solely to such Class;

v. the expenses of administrative personnel and services as required to support the shareholders of such Class;

vi. litigation or other legal expenses relating solely to such Class;

vii. Trustees’ fees and expenses incurred as a result of issues relating solely to such Class; and

viii. other expenses subsequently identified and determined to be properly allocated to such Class; provided that in no event shall these include advisory or custodial fees, tax return preparation fees or other expenses related to the management of a Fund’s assets.

H. Exchange Privileges. Institutional Class shares of each Fund shall be exchangeable for Institutional Class shares of each other Fund offering such Class of shares and for Investor Class shares of those Funds that do not offer Institutional Class shares subject to the applicable minimums. Investor Class shares of each Fund shall be exchangeable only for Investor Class shares of each other Fund offering such Class of shares. Each exchange shall be made, with no sales charge, based upon the relative net asset values of the Classes, subject to any limitation on number of exchanges, investment minimums and other conditions of eligibility as are set forth in the then current Prospectus of the Fund into which the shareholder wishes to exchange.

I. Voting and Other Rights. The Institutional Class and Investor Class shall each have (a) exclusive voting rights on any matter submitted to shareholders that relates solely to such Class or to any 12b-1 Plan adopted with respect to such Class, or to the arrangements contained in this Plan relating solely to such Class; (b) separate voting rights on any matter submitted to shareholders in which the interests of one Class differ from the interests of another Class; and (c) in all other respects, the same rights and obligations as the other Class.

J. Transfer of Shares. A shareholder of record on the books of a Fund’s transfer agent may transfer his or her shares of a Fund in accordance with such instructions as may reasonably be required by the transfer agent and in accordance with this provision. Shareholders of record of Institutional Class shares of a Fund may transfer their shares to another person or entity (i) which is otherwise eligible to purchase Institutional Class shares of a Fund pursuant to this Plan and (ii) which is, or will become upon such transfer, a shareholder of record of Institutional Class shares of the Fund on the books of the transfer agent of the Funds. Shareholders of record of Investor Class shares may transfer their shares to any other person or entity which is, or will become upon such transfer, a shareholder of record of Investor Class shares of the Fund on the books of the transfer agent of the Funds. Notwithstanding any other provision of this Plan, a person eligible to purchase Institutional Class shares of a Fund may become and remain an Investor Class shareholder of a Fund as a result of a transfer of Investor Class shares and may thereafter be eligible to purchase additional Investor Class shares of the Fund through reinvested dividends or otherwise.

K. Conversion. A shareholder of one class of a Fund who is or becomes eligible for another class of that Fund may convert shares of that class to shares of the other class based on the relative net asset values of shares of each class.

Adopted: May 15, 2001

Amended and Restated: May 11, 2004

Amended and Restated: August 4, 2004 and effective November 1, 2004

Amended and Restated: September 13, 2005

Amended and Restated: July 28, 2006

Amended and Restated: September 14, 2006

Amended and Restated: May 22, 2007

Amended and Restated: May 20, 2008

Amended and Restated: February 26, 2009

Amended and Restated: May 1, 2009

Amended and Restated: May 19, 2009

Amended and Restated: January 1, 2012

Amended and Restated: July 1, 2013

Amended and Restated: July 22, 2013

Amended and Restated: October 31, 2013

Amended and Restated: May 1, 2014

Amended and Restated: May 1, 2015

Amended and Restated: May 1, 2016

SCHEDULE A TO GUIDESTONE FUNDS

MULTIPLE CLASS PLAN

Target Date Funds Offering Investor Class Shares

MyDestination 2005 Fund

MyDestination 2015 Fund

MyDestination 2025 Fund

MyDestination 2035 Fund

MyDestination 2045 Fund

MyDestination 2055 Fund

Asset Allocation Funds Offering Institutional Class and Investor Class Shares

Conservative Allocation Fund

Balanced Allocation Fund

Growth Allocation Fund

Aggressive Allocation Fund

Select Funds Offering Institutional Class and Investor Class Shares

Money Market Fund

Low-Duration Bond Fund

Medium-Duration Bond Fund

Extended-Duration Bond Fund

Inflation Protected Bond Fund

Global Bond Fund

Defensive Market Strategies Fund

Equity Index Fund

Real Estate Securities Fund

Value Equity Fund

Growth Equity Fund

Small Cap Equity Fund

International Equity Fund

Emerging Markets Equity Fund

Select Funds Offering Institutional Class Shares

International Equity Index Fund

Select Funds Offering Investor Class Shares

Flexible Income Fund

Global Natural Resources Equity Fund